Exhibit 4.31
TERMS AND CONDITIONS GOVERNING CONSULTANT STOCK OPTIONS 2021/2026 IN SPOTIFY TECHNOLOGY S.A.
1.STOCK OPTION ISSUER AND HOLDER
1.1Spotify Technology S.A., a Luxembourg société anonyme, with registered address at 42-44, avenue de la Gare, L-1610 Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 123.052 (the “Company”).
1.2Consultant to the Company or of any affiliate, subsidiary or other company controlled by the Company (collectively, the “Group”, each individually, a “Group Company”) who has received an individual notice of grant (the “Holder”) (the “Notice of Grant”).
1.3“Consultant” shall mean (a) any natural person engaged to provide consulting services for the Group or (b) any entity of which any such natural person is the sole owner, in each case who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.
2.BACKGROUND
2.1The Company’s board of directors (the “Board”) considers the existence of efficient share-related incentive programs for Consultants to be of material importance for the development of the Group. By connecting Consultants’ economic interests to the Group’s results and value trend, a long-term increase in value is promoted. Accordingly, the interests of participating Consultants and shareholders will coincide.
2.2The existence of a contract of service between a Consultant and a Group Company shall not give the Consultant any right or expectation to be granted Stock Options at any time under this stock option program (the “Stock Option Program”) or otherwise. Moreover, the granting of a Stock Option shall not give the Holder any right or expectation to be granted additional Stock Options at any time under the Stock Option Program or otherwise.
3.OPTION; SHARES AVAILABLE
3.1Subject to the terms and conditions set out herein, the Holder is entitled to delivery of one share in the Company (a “Share”) per stock option (a “Stock Option”) at the exercise price communicated to the Holder (the “Exercise Price”). The Exercise Price may be re-calculated under certain circumstances pursuant to clause 8. Subject to the provisions of clauses 8 and 9.3.3, the maximum aggregate number of Shares that may be subject to Stock Options under the Pool is 50,000 Shares.
3.2“Pool” means the Shares granted under the Stock Option Program and the Terms and Conditions governing Consultant Restricted Stock Units 2021/2026 in Spotify Technology S.A. (each, a “Pool Plan”).
Shares available for grant or sale under the Pool will be reduced by the net Shares granted under any of the Pool Plans.
4.IMPLEMENTATION AND GRANT
4.1The Stock Option Program shall be effective as per 1 April 2021 (the “Implementation Date”).
4.2Stock Options may be granted to Holders during the period as from and including 1 April 2021 up to and including 31 March 2022. The determination of the Consultants who will be granted Stock Options, and the date or dates of grants of Stock Options during such period (each, a “Date of Grant”), shall be determined by the Board in its sole discretion.

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5.VESTING
5.1General
Vesting of the granted Stock Options shall occur on the dates set out in the Notice of Grant, subject to the Holder’s continued service with the Group. The vesting schedule set out in the Notice of Grant may be amended pursuant to clause 5.2 and 9.
5.2Consultant termination of services
5.2.1If there is a Termination of Services for any reason, all unvested Stock Options shall cease vesting as of the date of Termination of Services and shall immediately lapse. The new Expiration Date shall be the 90th calendar day following the Termination of Services or such later dates as determined by the Company (but in no event later than the fifth anniversary of the Date of Grant or such date as follows pursuant to clause 9).
5.2.2”Services” means the services the Holder (or, in case of any entity Holder, the services of the sole owner of such entity) provides to a Group Company under a services or consulting agreement.
5.2.3“Termination” means (i) that the Holder is no longer providing Services to any Group Company as a Consultant or (ii) in the case of a Holder that is an entity, the sole owner of such entity on the Date of Grant ceases to be the sole owner of such entity.
5.2.4If a Holder changes the entity for which he or she provides Services, but continues to provide Services to the Group, such change will not be deemed a Termination of Services for purposes of the Consultant’s Stock Options, provided that there is no other interruption or termination of the Holder’s Services, unless the Board, in its sole discretion, determines that the entity to which the Holder transfers is not a qualified affiliate of the Group. If a Holder changes the capacity in which the Holder provides service to the Group from a Consultant to an employee, such change will not be deemed a Termination of Services for purposes of his/her Stock Options; provided, however, that the Stock Options will thereafter be subject to the Terms and Conditions governing Employee Stock Options 2021/2026 in the Company, to the extent determined by the Board.
6.EXERCISE
6.1General
6.1.1The Holder is entitled to exercise his/her rights under the Stock Options to the extent the Stock Options have vested pursuant to these terms and conditions by requesting exercise at any time up to and including the fifth anniversary of the Date of Grant, in the manner set forth below (“Exercise”), provided such Stock Options have not previously lapsed.
6.1.2In the event the Holder has not requested Exercise on or before the fifth anniversary of the Date of Grant (such date, or an earlier date set for the expiration of the term of the Stock Options as provided for in clause 9, the “Expiration Date”), all rights under the Stock Options shall lapse.
6.1.3Exercise may only be requested through an electronic platform where the Holder may (i) place requests on the said electronic platform in order to exercise some or all of her/his vested Stock Options (the “Exercise Request”) and (ii) carry out any actions required to settle the Holder’s Payment Obligations (as defined in clause 7.1).
6.1.4The Exercise Request placed by the Holder must be placed not later than on the Expiration Date and state the number of Stock Options that the Holder wishes to Exercise. An Exercise Request is binding and irrevocable.

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6.1.5If the Holder’s Stock Options at Exercise entitle the Holder to subscribe for a number of Shares which is not an integer, the number of Shares to which the entitlement relates shall be rounded down to the nearest integer.
6.1.6Exercise may not take place in the event the Company is declared bankrupt. However, Exercise may take place in the event the bankruptcy order is subsequently overturned on appeal.
6.1.7The Expiration Date and the periods during which Exercise can take place may be amended pursuant to this clause 6, clause 9, or by other express action of the Board as provided for in these terms and conditions.
6.1.8In the event that the Holder’s Termination of Services occurs due to death or physical disability, the new Expiration Date shall be the 194th calendar day following such event or such later dates as determined by the Company (but in no event later than the Expiration Date or such date as follows pursuant to clause 9). The Holder (or, in the event of the Holder’s death, the Holder’s estate (Sw. dödsbo)) shall up to and including the new Expiration Date be entitled to Exercise any Stock Options, which have vested in accordance with these terms and conditions as of such event. Following the new Expiration Date, the Holder (or, in the event of the Holder’s death, the Holder’s estate) shall have no rights pursuant to the Stock Options and all rights under the Stock Options which have not been subject to Exercise shall lapse. In the event of the Holder’s death, the rights and obligations in accordance with these terms and conditions shall be binding upon and inure to the Holder’s estate.

7.PAYMENT AND DELIVERY OF SHARES
7.1Payment of the Exercise Price and, to the extent applicable, any Withholding Obligation (as defined in clause 13.1 below), in each case as and to the extent the Board requires in its sole discretion (Holder’s obligation to pay the Exercise Price jointly with any such Withholding Obligation that the Board requires to be so settled, the “Holder’s Payment Obligations”) shall, unless the Board determines otherwise, be satisfied by a “cash settlement” arrangement pursuant to which the Holder’s Payment Obligations shall be satisfied with money that shall have been paid by the Holder to the Holder’s personal account on the electronic platform (“Cash Settlement”).
7.2To the extent the Board determines that Cash Settlement will not be used to satisfy a Holder’s Payment Obligations, the Board may require the Holder to satisfy such Holder’s Payment Obligations by any other method or combination of methods determined in the Board’s sole discretion, including, without limitation, by:
(i) placing a market sell order with a broker acceptable to the Board covering the minimum number of Shares (rounded up to the nearest whole Share) then being distributed in respect of vested Stock Options as are sufficient to satisfy such Holder’s Payment Obligations. The net proceeds of such sale shall be delivered to the Company or its applicable Subsidiary upon the settlement of such sale, and any excess proceeds resulting from rounding up to the nearest whole Share shall be deposited into the Holder’s account on the electronic platform; or
(ii) a “net settlement” arrangement pursuant to which the Company will reduce the number of Shares deliverable to the Holder upon vesting or settlement by the minimum number of Shares (rounded up to the nearest whole Share, without any consideration to the Holder for such rounding) as are sufficient to satisfy Holder’s Payment Obligations.
7.3If the Company receives a valid Exercise Request and all actions required by the Holder to settle the Holder’s Payment Obligation have been completed, the Company shall deliver Shares to the Holder within 10 days on which banks are open for business generally (and not for internet banking only) in

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Luxembourg and the U.S (a “Business Day”) (less any Shares reduced or sold pursuant to this clause 7).
7.4As a condition to the exercise of a Stock Option, the Holder shall make such arrangements as the Board may require for the satisfaction of any Holder’s Payment Obligations that may arise in relation to the Stock Options.
8.RE-CALCULATION OF EXERCISE PRICE ETC.
The Exercise Price and the number of Shares to which each Stock Option entitles the Holder to subscribe for shall be re-calculated in the event that there are changes in the Company’s share capital by way of a bonus issue of shares, share split, reverse share split, or a reduction of the share capital (a “Re-calculation Event”), in order not to affect the value of the Stock Options. The re-calculation shall be carried out by the Board in accordance with the following formula:
where:
n1 =     number of shares issued in the Company prior to the Re-calculation Event
n2 =     number of shares issued/reduced in the Re-calculation Event
n3 =     number of Shares which each Stock Option entitled the Holder to subscribe for immediately prior to the Re-calculation Event
n4 =     number of Shares that each Stock Option gives the right to subscribe for after the Re-calculation Event

Consequently, the Exercise Price for the Stock Option shall be re-calculated in accordance with the following formula:
where (in addition to the above definitions):
p1 =    Exercise Price per Share prior to the Re-calculation Event
p2 =     Exercise Price per Share after the Re-calculation Event

In the event that a Re-calculation Event would lead to an Exercise Price after the Re-calculation Event which is less than the par value of the Company’s shares, the Exercise Price at Exercise shall instead equal the par value of the Company’s shares.
9.AMENDMENT OF VESTING SCHEDULE AND EXPIRATION DATE ETC.
9.1Change in Control
9.1.1In the event of a Change in Control the Board may, in its sole discretion, decide to (i) set a period during which the Holder may request Exercise (an “Exercise Period”) and, if determined by the Board, a new Expiration Date, in accordance with the provisions of clause 9.1.2, (ii) have these terms and conditions continue following the Change in Control in accordance with the provisions of clause 9.1.3, (iii) allow a grant of substantially equivalent rights (i.e., among other things, that preserves the intrinsic value and vesting schedule of the Stock Options) to acquire securities in a new company as the Holder had in the Company immediately before the Change in Control in accordance with the provisions of clause 9.1.4, or (iv) allow an amendment of the terms and

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conditions to the effect that, following the Change in Control, a new company assumes the Company’s rights and obligations hereunder in accordance with the provisions of clause 9.1.5.
9.1.1.1“Change in Control” shall mean and include each of the following:
(i) a transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (w) any acquisition by the Company; (x) any acquisition by an employee benefit plan maintained by the Company, (y) any acquisition which complies with clauses 9.1.1.1(iii)(I)-(III); or (z) in respect of a Stock Option held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder);
(ii) the Incumbent Directors cease for any reason to constitute a majority of the Board;
(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: (I) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (II) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (II) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and (III) after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board's approval of the execution of the initial agreement providing for such transaction; or
(iv) the date which is 10 Business Days prior to the completion of a liquidation or dissolution of the Company.
9.1.1.2“Incumbent Directors’ shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause 9.1.1.1(i) or 9.1.1.1(iii)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any

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other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.
9.1.2If the Board decides to set an Exercise Period, the Board shall notify the Holder in connection with the Change in Control of the Exercise Period and, if the Board so decides, the new Expiration Date. The notice will set forth the Exercise Period, which shall, to the extent possible taking into account the circumstances and process related to the Change in Control, give the Holder reasonable time to decide whether to Exercise any vested Stock Options. The Holder shall during the Exercise Period be entitled to Exercise any Stock Options which have vested in accordance with these terms and conditions. The Board shall be entitled, in its sole discretion, to decide whether to adopt a new Expiration Date so that, at the conclusion of such Exercise Period, any unvested Stock Options shall lapse, or whether unvested Stock Options will continue to vest. The Board shall also be entitled, in its sole discretion, to decide whether any vested Stock Options which have not been subject to Exercise during an Exercise Period shall be subject to a new Expiration Date and therefore lapse, or whether the vested Stock Options will be exercisable following the expiration of an Exercise Period. If the Board decides to establish a new Expiration Date so that any unvested, and/or any vested but unexercised, Stock Options shall lapse, the Holder shall have no further rights pursuant to the Stock Options.
9.1.3If the Board decides to have these terms and conditions continue following the effective date of the Change in Control, the vesting schedule and the Expiration Date, as set forth in the Notice of Grant and clause 6 respectively, shall remain unaffected by the Change in Control.
9.1.4If the Board decides to allow a grant of substantially equivalent rights to acquire securities in a new company as the Holder had in the Company immediately before the Change in Control, all vested and unvested Stock Options shall lapse as of the closing of the Change in Control and, subject to the grant of such substantially equivalent rights, the Holder shall have no further rights pursuant to the Stock Options after the closing of the Change in Control.
9.1.5If the Board decides to allow an amendment of the terms and conditions to the effect that, following the Change in Control, a new company assumes the Company’s rights and obligations hereunder, the Holder’s right to subscribe for Shares in accordance with clause 3 shall relate to shares in such new company.
9.2Merger and de-merger
In the event of a merger through which the Company is absorbed into another company (other than a Change in Control) or a de-merger through which the Company is divided into two or more new entities (other than a Change in Control), the Board shall, before the adoption of any resolution in the aforementioned respects, determine an Exercise Period, the first day of which shall fall at least 20 calendar days after the date of the notice by the Board to the Holder of such Exercise Period. During such Exercise Period the Holder shall be entitled to Exercise any Stock Options which have vested in accordance with these terms and conditions. At the conclusion of such Exercise Period, all Stock Options which have not been subject to Exercise during the Exercise Period shall lapse and the Holder shall have no rights pursuant to the Stock Options.
9.3Share for share exchange etc.
9.3.1If the Company’s shareholders perform a share for share exchange for the purpose of creating a new holding company to the Company, or if a new company otherwise replaces the Company as the holding company in the Group, and such transaction is not a Change in Control, the Board shall use reasonable efforts to either: (a) ensure that the Holder receives substantially equivalent rights to acquire securities in the new holding company as the Holder had in the Company immediately before such transaction, provided that the Holder in writing waives any rights under the Stock Options, which shall lapse as a consequence thereof; or (b) amend these terms and conditions to the effect that the new holding company assumes the Company’s rights and obligations hereunder and

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that the Holder’s right to subscribe for Shares in accordance with clause 3 shall relate to shares in the new holding company.
9.3.2In the event of a transaction as described in clause 9.3.1, the Holder shall always be obliged upon the Board’s request to, in case of (a) in clause 9.3.1, waive any rights under the Stock Options provided that the Holder receives substantially equivalent rights in the new holding company as the Holder had in the Company immediately before such transaction or, in case of (b) in clause 9.3.1, approve any such amendment to these terms and conditions. No waiver shall be requested or required, and the Company may act unilaterally in accordance with this clause 9.3.2, provided that the Stock Options preserve the material terms and conditions of the underlying rights, including the vesting schedule and the intrinsic value of the Stock Option as of immediately prior to such transaction.
9.3.3If the Company effects a change of the classes of outstanding Company securities, the Board shall, appropriately and proportionately adjust the class of securities subject to the Stock Options. The Board will make such adjustments, and its determination will be final, binding and conclusive.
10.CANCELLATION OF STOCK OPTIONS IN CASE OF A MATERIAL BREACH
10.1If the Holder commits a material breach of any of its obligations under these terms and conditions, and the breach has not been rectified within 15 calendar days from the date the Holder receives a written demand for rectification, the Company shall be entitled to cancel the Holder’s unexercised Stock Options (vested as well as unvested) which as a consequence thereof shall lapse.
10.2A material breach for purposes of clause 10 and 11 shall mean a breach by the Holder of the provisions in clauses 7.2, 9.3, 12, 13, 15.1 or 15.5 or any other breach by the Holder of these terms and conditions that is reasonably likely to have a material adverse effect on the Company.
11.LIQUIDATED DAMAGES IN CASE OF A MATERIAL BREACH
11.1If the Holder commits a material breach in accordance with clause 10.2 and the breach has not been rectified within 15 calendar days from the date the Holder receives a written demand for rectification, the Holder shall upon written request by the Company pay liquidated damages in an amount corresponding to 50 per cent of the aggregate then-current fair market value of the Shares represented by, or delivered upon exercise of, the Stock Options. The Company shall not be entitled to demand liquidated damages if the Company has cancelled the Holder’s Stock Options pursuant to clause 10.1.
11.2If the Holder commits a material breach of any of its obligations under these terms and conditions, the Company is entitled, in addition to any liquidated damages in accordance with the provisions of clause 11.1, to claim damages in an amount corresponding to the difference between the actual damage suffered and the liquidated damages (if any), if such damage exceeds the amount of the liquidated damages (if any).
11.3The payment by the Holder of any liquidated damages and regular damages shall not affect the Company’s right to pursue other remedies that the Company may have against the Holder as a result of a breach.
12.APPOINTMENT OF AGENT ETC.
12.1The Holder hereby irrevocably authorises the Board, with full power of substitution, to endorse such documents on behalf of the Holder and to take any other action reasonably necessary to effect any of the Holder’s obligations under these terms and conditions, including but not limited to, execution of a transfer of Shares owned by the Holder. The Board shall hold any payment received for the benefit of the Holder under this clause 12 on behalf of the Holder and separated from any other funds. A

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withdrawal of the authorisation as provided for in this clause 12 constitutes a material breach of these terms and conditions for purposes of clause 10 and 11.
12.2The Holder hereby undertakes to sign, execute and deliver such documents, and to take any other actions, as reasonably required by the Board in order to ensure compliance with or observation of the Holder’s obligations under these terms and conditions.
13.PAYMENT OF CERTAIN TAXES
13.1The Group will perform withholding of taxes in relation to the Stock Options and the Shares acquired at Exercise if and to the extent required by law or decisions by governmental authorities or if the Board in its reasonable opinion considers it appropriate for the Group to perform such withholding of taxes (any such withholding tax obligation of the Holder, “Withholding Obligation”). For the avoidance of doubt, this clause 13.1 shall not affect the Holder’s liabilities and undertakings pursuant to the remainder of this clause 13.
13.2The Holder is liable for and undertakes to pay any taxes (including but not limited to income taxes, capital taxes, employment taxes, self-employment taxes, social security contributions as well as any tax penalties thereon) for which the Holder may be liable in relation to the Stock Options and any Shares acquired at Exercise (“Holder’s Tax Liability”). For the avoidance of doubt, any Withholding Obligation (whether preliminary or deducted at source) on employment income, dividends and capital gains will always be considered as Holder’s Tax Liability.
13.3The calculation of any Withholding Obligation will be subject to applicable rules and regulations based on the applicable tax rates, as determined by the Board in its sole discretion in connection with determining the Holder’s Payment Obligations.
13.4The Group assumes no responsibility for any Holder’s Tax Liability. The Holder represents that the Holder is not relying on the Group for any tax advice and explicitly agrees not to demand any compensation from the Group to cover any Holder’s Tax Liability.
14.DATA PROTECTION
For the purposes of implementing, managing and administering the Stock Option Program, and for the Holder to participate in the Stock Option Program, it is necessary for the Company, acting as data controller, and other companies in the Group to process the Holder’s personal data (and, in the case of an entity Holder, the personal data of the entity’s sole owner). For more information regarding the processing of the Holder’s personal data, see the Privacy Notice attached as Appendix 1.
15.MISCELLANEOUS
15.1The Stock Options may not be transferred, otherwise disposed, pledged, borrowed against or used as any form of security.
15.2The Company shall be entitled to amend these terms and conditions to the extent required by legislation, regulations, court decisions, decisions by public authorities or agreements, or if such amendments, in the reasonable judgment of the Company, are otherwise necessary for practical reasons, and provided in all of the aforementioned cases that the Holder’s rights are in no material respects adversely affected. If the Holder’s rights would be materially adversely affected, the Holder’s written consent shall be necessary for such amendment.
15.3Nothing in these terms and conditions or in any right or Stock Option granted under these terms and conditions shall confer upon the Holder the right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Group or of the Holder, which rights are hereby expressly reserved by each, to terminate the Holder’s service at any time.

15.4The Holder has no right to compensation or damages for any loss in respect of the Stock Option where such loss arises (or is claimed to arise), in whole or in part, from the termination of the Holder’s service; or notice to terminate service given by or to the Holder.
15.5The Holder undertakes not to use or disclose the contents of these terms and conditions, or any financial information, trade secrets, customer lists or other information which it may from time to time receive or obtain (orally or in writing or in disc or electronic form) as a result of entering into or performing its obligations pursuant to these terms and conditions or otherwise, relating to the Group unless: (i) required to do so by law or pursuant to any order of court or other competent authority or tribunal; or (ii) such disclosure has been consented to by the Company, provided, however, that the Holder may disclose the terms and conditions of the Holder’s Stock Options to the Holder’s spouse, personal attorney and/or tax preparer or, in the case of Holders that are entities, the owner thereof (who may, for the avoidance of doubt, subsequently disclose this information to his/her spouse, personal attorney and/or tax preparer). If a Holder becomes required, in circumstances contemplated by (i) to disclose any information, the disclosing Holder shall use its best efforts to consult with the Company prior to any such disclosure.
15.6Shares will not be issued or delivered under this Stock Option Program unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. In addition to the terms and conditions provided herein, the Board may require that a Holder make such reasonable covenants, agreements and representations as the Board, in its sole discretion, deems advisable in order to comply with applicable law. The Board shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Stock Option, including a window-period limitation, as may be imposed in the sole discretion of the Board.
16.TERM AND TERMINATION
These terms and conditions shall enter into force on the Implementation Date and remain in force until close of business in Sweden on 31 March 2032. The parties shall, however, after such date continue to be bound by the provisions set out in clause 15.5 and 17.
17.GOVERNING LAW AND JURISDICTION
17.1These terms and conditions shall be governed by and construed in accordance with the substantive law of Sweden (excluding its rules on conflict of laws).
17.2The Company and the Holder undertake to use their best efforts to resolve any disagreements or disputes regarding these terms and conditions between them or any two or more of them through discussions and mutual agreement.
17.3Any dispute, controversy or claim arising out of or in connection with these terms and conditions, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. Unless otherwise agreed between the parties to such arbitration, the Arbitral Tribunal shall be composed of a sole arbitrator, the seat of arbitration shall be Stockholm and the language to be used in the arbitral proceedings shall be English.
17.5The arbitral proceedings and all information and documentation related thereto shall be confidential, unless a disclosure is required under any applicable law, relevant stock exchange regulations or order of court, other tribunal or competition authority or as otherwise agreed between the Company and the Holder in writing.

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